                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                           Data Systems & Software Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                          DATA SYSTEMS & SOFTWARE INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 15, 1998



         The Annual Meeting of Stockholders of Data Systems & Software Inc. (the "Company") will be held at The Courtyard by Marriott, 140 Route 17 South, Mahwah, New Jersey, on Thursday, October 15, 1998, at 9:30 a.m., for the following purposes:

                  (1) To elect eight directors to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified; and

                  (2) To consider and act upon such other and further matters as may properly come before the meeting or any postponements or adjournments thereof.

         Only stockholders of record at the close of business on September 11, 1998, are entitled to notice of and to vote at the meeting or any postponements or adjournments thereof.

         Regardless of how many shares you own, your vote is very important. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. No additional postage is required.

                                  BY ORDER OF THE BOARD OF DIRECTORS,

                                  SHELDON KRAUSE
                                  Secretary

September 23, 1998
Mahwah, New Jersey

                          DATA SYSTEMS & SOFTWARE INC.
                                  200 Route 17
                            Mahwah, New Jersey 07430



              -----------------------------------------------------



                                 PROXY STATEMENT

              -----------------------------------------------------




         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Data Systems & Software Inc., a Delaware corporation (the "Company" or "DSSI"), to be voted at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at The Courtyard by Marriott, 140 Route 17 South, Mahwah, New Jersey, on Thursday, October 15, 1998, at 9:30 a.m., and any postponements or adjournments thereof. This Proxy Statement and the accompanying materials are being mailed on or about September 23, 1998 to holders of record of the Common Stock, par value $.01 per share, of the Company (the "Common Stock") as of the record date.

         The record date (the "Record Date") for determining stockholders entitled to notice of, and to vote at, the Annual Meeting has been established as the close of business on September 11, 1998. On that date, 7,427,078 shares of Common Stock of the Company were outstanding and entitled to vote. Holders of record of Common Stock on the Record Date will be entitled to one vote for each share held on all matters properly brought before the Annual Meeting.

         The presence at the Annual Meeting, in person or represented by proxy, of a majority of the outstanding shares of Common Stock entitled to vote thereat will constitute a quorum for the transaction of business. If a share is deemed present at the annual meeting for any matter, it will be deemed present for all other matters. Votes withheld from any nominee for election as a director, abstentions, and shares held by a nominee for a beneficial owner ("Broker Shares") that are voted on any matter will be included in determining the number of shares present. Broker Shares that are not voted on any matter will not be included in determining the number of shares present.

         All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. With respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to each of the other proposals set forth in the accompanying Notice of Annual Meeting, stockholders may vote in favor of the proposal, against the proposal or may abstain from voting. Stockholders should specify their choices on the accompanying proxy card. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees for election as directors and FOR each of the other proposals set forth in the accompanying Notice of Annual Meeting. Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (i) giving written notice to the Company of such revocation, (ii) voting in person at the Annual Meeting or (iii) executing and delivering to the Company a later-dated proxy. Written revocations and later-dated proxies should be sent to Data Systems & Software Inc., 200 Route 17, Mahwah, New Jersey 07430, Attention: Secretary.

         Directors will be elected at the Annual Meeting by a plurality of the votes cast. Each other matter to be submitted to stockholders at the Annual Meeting requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. Abstentions are counted as if they were "no" votes in tabulations of the votes cast on matters presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a matter has been approved.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table and the notes thereto set forth information, as of the Record Date, concerning beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of Common Stock by (i) each director of the Company, (ii) each of the executive officers of the Company named in the Summary Compensation Table under "Executive and Director Compensation" and (iii) all executive officers and directors of the Company as a group. Except as indicated in the table, the Company is not aware of any stockholder that is the beneficial owner of more than 5% of the outstanding Common Stock of the Company.

                                                                                          Percentage of
Name and Address of                            Number of Common Shares                     Common Stock
Beneficial Owner(1)(2)                           Beneficially Owned(2)                    Outstanding(2)
---------------------                          -------------------------                 ----------------

George Morgenstern...................                  711,489(3)                              9.1%
Robert L. Kuhn...........................              442,489(4)                              5.8%
Samuel Fogel...............................            297,403(5)                              3.9%
Yacov Kaufman...........................                41,667(6)                                *
Harvey Eisenberger.....................                 15,000(6)                                *
Sheldon Krause............................              20,000(6)                                *
Susan L. Malley...........................                   -                                   *
Hon. Maxwell M. Rabb...............                     20,000(6)                                *
Allen I. Schiff..............................           20,000(6)                                *
All executive officers and
directors of the Company as
a group (9 people).......................            1,568,048                                18.8%

----------------
*   Less than 1%

(1)      Business address is in care of the Company.

(2) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3) Consists of (i) 334,239 shares held by Mr. Morgenstern, including 221,667 shares received by Mr. Morgenstern pursuant to restricted stock grants which are not yet fully vested, and (ii) 377,250 currently exercisable options held by Mr. Morgenstern.

(4) Consists of 192,656 shares and 249,833 currently exercisable options held by Dr. Kuhn.

(5) Consists of 90,737 shares and 206,666 currently exercisable options held by Mr. Fogel.

(6)      Consists of currently exercisable options.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The Board of Directors of the Company is currently comprised of eight members. The entire Board of Directors of the Company is to be elected at the Annual Meeting. The Board of Directors has nominated the eight current directors, George Morgenstern, Robert L. Kuhn, Samuel Fogel, Harvey Eisenberger, Sheldon Krause, Maxwell M. Rabb, Allen I. Schiff and Susan L. Malley, for election as directors at the Annual Meeting. All nominees have consented to be named and serve if elected. If any nominee becomes unavailable for any reason to serve as a director at the time of the Annual Meeting (which event is not anticipated), proxies will be voted in the discretion of the persons acting pursuant to the proxy for any nominee who shall be designated by the current Board of Directors as a substitute nominee.

         With respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders should specify their choices on the accompanying proxy card. If no specific instructions are given, the shares represented by a signed proxy will be voted FOR the election of all nominees for election as directors. If any nominee becomes unavailable for any reason to serve as a director at the time of the Annual Meeting (which event is not anticipated), proxies will be voted in the discretion of the persons acting pursuant to the proxy for any nominee who shall be designated by the current Board of Directors as a substitute nominee. Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the eight nominees receiving the greatest number of votes will be elected as directors).

Certain Information Regarding Directors and Officers

         Set forth below is certain information concerning the nominees for director and the executive officers and key employees of the Company:


Name                                  Age            Position

George Morgenstern                    65             Director; Chairman of the Board, President and Chief
                                                     Executive Officer of DSSI; Chairman  of the Board of the
                                                     Company's Decision Systems Israel Ltd. subsidiary ("DSI
                                                     Israel"); Chairman of the Board of the Company's Tower
                                                     Semiconductor Ltd. subsidiary ("Tower")

Robert L. Kuhn                        53             Director; Vice Chairman of the Board of DSSI



Name                                  Age            Position
Samuel Fogel                          52             Director; Executive Vice President of DSSI; President and
                                                     General Manager of DSI Israel

Yacov Kaufman                         41             Vice President and Chief Financial Officer of DSSI; Vice
                                                     President and Chief Financial Officer of DSI Israel

Harvey Eisenberger                    54             Director

Sheldon Krause                        43             Director and Secretary

Susan L. Malley                       49             Director

Maxwell M. Rabb                       87             Director

Allen I. Schiff                       52             Director


         George Morgenstern has been Chairman of the Board since June 1993, and has been President and Chief Executive Officer of DSSI since its incorporation in 1986. Mr. Morgenstern also serves as Chairman of the Board of DSI Israel and as Chairman of the Board of Tower.

         Robert L. Kuhn has been a director of DSSI since 1986 and Vice Chairman of the Board of DSSI since 1994. Since 1991, Dr. Kuhn has been President of Geneva Financial Corporation, a company specializing in mergers and acquisitions. Dr. Kuhn has been active in establishing joint ventures and cross-border transactions with Japan and China, and has been an advisor for the governments of the People's Republic of China, Israel and Germany on commercializing science and technology.

         Samuel Fogel has been a director and Executive Vice President of DSSI since March 1997, Vice President of DSSI since June 1993, President of DSI Israel since October 1991, and General Manager of DSI Israel since June 1990.

         Yacov Kaufman has been Vice President and Chief Financial Officer of DSSI since February 1996. Mr. Kaufman has been a Vice President of DSI Israel since 1992 and Chief Financial Officer of DSI Israel since 1990.

         Harvey Eisenberger has been a director of the Company since 1994. Since March 1997, Mr. Eisenberger has been employed by the Company in an administrative capacity. From 1986 to March 1997, Mr. Eisenberger was an account executive with a New York investment firm.

         Sheldon Krause has served as Secretary of the Company since 1986 and as a director since 1994. Since 1987, Mr. Krause has been engaged in the private practice of law in New York City and is currently a member of the firm of Ehrenreich Eilenberg Krause & Zivian LLP (which, prior to January 1998, was known as Ehrenreich & Krause). From 1981 to 1986, Mr. Krause was associated with the New York law firm of Cravath, Swaine & Moore. Mr. Krause is the son-in-law of George Morgenstern, Chairman of the Board, President and Chief Executive Officer of the Company.

         Susan M. Malley has been a director of the Company since March 1998. Dr. Malley has served since 1995 as President and Chief Investment Officer of Malley Associates Capital Management, an asset management firm which Dr. Malley founded. From 1990 until 1995, Dr. Malley was Co-Chair of the Board of Directors and Chief Investment Officer of Citicorp Investment Services, a retail brokerage subsidiary of Citibank, N.A.

         Hon. Maxwell M. Rabb has been a director of the Company since 1992. Ambassador Rabb has been Of Counsel to the law firm of Kramer, Levin, Naftalis & Frankel since 1991 and was Of Counsel to the law firm of Stroock & Stroock & Lavan from 1989 to 1991. From 1981 to 1988, Ambassador Rabb was United States Ambassador to Italy.

         Allen I. Schiff has been a director of the Company since 1992. Since 1978 Dr. Schiff has been a Professor of Accounting at Fordham University Graduate School of Business Administration, serving as Chairman of the Accounting Department from 1981 to 1983 and from 1985 to 1990.

         All directors hold office until the next annual meeting of stockholders or until their successors are elected and qualify. Executive officers hold office until their successors are chosen and qualify, subject to earlier removal by the Board of Directors.

Meetings of the Board of Directors

         During 1997, the Board of Directors of the Company met four times. Each person who served as a director in 1997 (except (i) Ambassador Rabb, who attended two Board meetings in 1997 and (ii) Mr. Fogel, who was appointed to the Board during 1997 and did not attend any meetings) attended in excess of 75% of the aggregate of (a) the total number of meetings of the Board of Directors held during 1997 and (b) the total number of meetings held during 1997 by each committee of the Board of Directors on which such director serves.

 Information Concerning Certain Committees of the Board of Directors

         The Board of Directors of the Company has a standing Audit Committee comprised of Dr. Schiff, who serves as Chairman, Dr. Malley and Mr. Krause. During 1997, the Audit Committee met four times.

         The Audit Committee is charged with assisting the directors with the fulfillment of their responsibilities to stockholders and others relating to the corporate accounting and reporting practices of the Company and the quality and integrity of the financial reports of the Company. The Audit Committee reviews with the Company's independent certified public accountants the Company's accounting practices and policies; reviews the report of the Company's independent auditors on the Company's year-end financial statements; examines from time to time, in consultation with the Company's financial officers and its independent certified public accountants, the Company's overall accounting and financial controls; and is available to the Company's independent auditors for consultation. In addition, the Audit Committee makes recommendations to the Board of Directors regarding the engagement and discharge of the Company's auditors.

         The Board of Directors has also established a Stock Option Committee which administers the Company's stock-based compensation plans and approves awards of stock options and other stock-based compensation. In July 1998, the Board of Directors broadened the mandate of the Committee, which has been renamed the Compensation and Stock Option Committee. Dr. Schiff, Dr. Malley and Mr. Krause currently serve on the Committee, with Dr. Schiff acting as Chairman. Ambassador Rabb serves on the Committee as an alternate member.

         The Board of Directors does not have a nominating committee.

                       EXECUTIVE AND DIRECTOR COMPENSATION

Compensation of Directors

         Each director of the Company is paid $1,000 for each meeting which such director attends and is reimbursed for associated out-of-pocket expenses. Dr. Schiff is paid an additional amount of $20,000 per annum for his service as Chairman of the Audit Committee and Stock Option Committee plus additional amounts in the event of special committee assignments. Dr. Schiff was paid a total of $24,000 in 1997 in connection with his service on the Board of Directors and Board committees. Mr. Eisenberger was paid an additional $6,000 in 1997 in connection with his service on the Board and the Audit Committee. Dr. Kuhn was paid an additional $50,000 in 1997 in connection with his service as Vice Chairman of the Company.

         In addition to the director's fees described above, at the last Annual Meeting of Stockholders each member of the Board of Directors who was not an employee of the Company (Mr. Krause, Ambassador Rabb and Dr. Schiff) was granted options to purchase 7,500 shares of Common Stock at an exercise price of $6.50 per share (the fair market value of the Common Stock on such date). Upon her appointment to the Board of Directors, Dr. Malley was granted options to purchase 7,500 shares of Common Stock at an exercise price of $5.5625. These options were granted pursuant to the Company's 1994 Stock Option Plan for Outside Directors described below.

         The Company's 1994 Stock Option Plan for Outside Directors provides for awards of non-qualified options to directors of the Company who are not employees of the Company or its affiliates and who meet certain other eligibility criteria. Pursuant to the plan, (i) upon first election or appointment to the Board of Directors, each newly elected eligible director will be granted an option to purchase 7,500 shares of Common Stock and (ii) immediately following each Annual Meeting of Stockholders of the Company, each eligible director will generally be granted an option to purchase 7,500 shares of Common Stock. Options granted under the plan are exercisable beginning on the first anniversary of the date of the grant until the earliest of (i) 10 years from the date of grant, (ii) one year from the date of which an optionee ceases to be an eligible director and (iii) the date an optionee ceases to be a director (90 days thereafter if due to the death or disability). Options granted under the plan are required to provide for an exercise price per share equal to 100% of the fair market value per share of Common Stock on the date the option is granted. The maximum number of shares of Common Stock in respect of which awards may be granted under the plan is 200,000.

Compensation Committee Interlocks and Insider Participation

         Prior to June 1998, the Board of Directors had not established a compensation committee. All matters related to compensation, except for stock option and other stock-based compensation, were determined by the Board of Directors. Matters related to stock options and other stock-based compensation were determined by the Stock Option Committee.

         The following persons served both as members of the Board of Directors and officers of the Company in 1997: Mr. Morgenstern (Chairman of the Board, President and Chief Executive Officer), Dr. Kuhn (Vice Chairman of the Board) and Mr. Krause (Secretary). During 1997, no member of the Board of Directors who was also an officer of the Company participated in any deliberations of the Board of Directors or any committee thereof relating to his own compensation. In addition, Mr. Krause did not participate in any such deliberations relating to Mr. Morgenstern's compensation. Subject to the foregoing limitations, each member of the Board of Directors participated in 1997 in deliberations of the Board of Directors concerning executive officer compensation. For information concerning transactions with the Company in which directors or officers may be deemed to have an interest, see "Certain Related Party Transactions" below.

Employment Arrangements

         George Morgenstern serves as Chairman of the Board, President and Chief Executive Officer of the Company pursuant to an employment agreement which commenced on January 1, 1994 and was modified in January 1997 (the "Employment Agreement"). The Employment Agreement provides for a salary of $420,000 per annum (subject to annual review by the Board and an annual cost of living adjustment commencing in 1998) plus contributions to a nonqualified retirement fund equal to 25% of his base salary. Mr. Morgenstern's compensation pursuant to the Employment Agreement also includes the use of two company automobiles, premium payments on a life insurance policy owned by Mr. Morgenstern and other fringe benefits.

         The Employment Agreement extends through December 31, 2001. Mr. Morgenstern may at any time prior to the end of the term, subject to certain notice requirements, elect to terminate his employment with the Company and thereafter to continue to serve the Company as a consultant for a period (the "Consulting Period") ending on December 31 of the seventh year following the year in which he first commences to serve as a consultant (but in no event prior to December 31, 2005 if the Consulting Period commences following a Change in Control of the Company (as defined in the Employment Agreement) or a breach by the Company of the Employment Agreement). During the Consulting Period, Mr. Morgenstern would be entitled to receive an annual consulting fee plus contributions to a nonqualified retirement fund and the same fringe benefits on the same basis as during the term of his employment as described above. Mr. Morgenstern's annual consulting fee during the Consulting Period will generally be equal to 50% of his annual salary in effect immediately prior to the Consulting Period, reducing to 25% following the end of the fourth full calendar year of the Consulting Period (subject in all cases to an annual cost of living adjustment). However, if Mr. Morgenstern elects to become a consultant following a breach by the Company of its obligations under the Employment Agreement or following a Change in Control of the Company, Mr. Morgenstern would be entitled to receive his full annual salary until December 31, 2001, and thereafter to receive an annual consulting fee as described in the preceding sentence for the balance of the Consulting Period. The Company is obligated under the Employment Agreement to fund at the beginning of any Consulting Period all amounts to become payable to Mr. Morgenstern for consulting services and to fund upon his death all amounts payable to his estate. During the term of the Employment Agreement (including any Consulting Period), Mr. Morgenstern may not engage in a business that is in substantial and direct competition with the business of the Company or any of its subsidiaries.

         Samuel Fogel serves as President and General Manager of DSI Israel, pursuant to an employment agreement with the Company. The term of the agreement is automatically extended for an additional one-year period on August 31 of each year unless terminated for any reason by either party upon three months' prior written notice or by the Company for cause (as defined). In addition to his cash compensation, Mr. Fogel also has use of a company automobile and receives other benefits customarily conferred in Israel upon persons in similar corporate positions.

         The stock option agreements with the Company's executive officers generally provide for accelerated vesting in the event of a "Change in Control of the Company" (as defined in such agreements).

Executive Compensation

         The following table sets forth for the periods indicated information concerning the compensation of the Chief Executive Officer and the three other officers of the Company who received in excess of $100,000 in salary during 1997. Mr. Weldler was not an officer of the Company in 1995 and ceased serving as an officer in March 1998.



                           SUMMARY COMPENSATION TABLE

                                                                             Long Term Compensation         All Other
                                          Annual Compensation                        Awards               Compensation ($)
                                          -------------------                 ----------------------      ----------------
                                                                                            Securities
Name and                                                                 Restricted Stock   Underlying
Principal Position      Year          Salary ($)        Bonus ($)        Awards ($)         Options (#)
------------------      ----          ----------        ---------        ----------------   -----------
George Morgenstern      1995             300,000              -                    -           97,500         82,800
Chief Executive Officer 1996             300,000              -              600,000(1)       100,000         85,000
                        1997             420,000              -                    -                -        131,000(2)

Samuel Fogel            1995             132,000              -                    -           40,000         17,600
Executive President     1996             132,000              -                    -                -         17,600
                        1997             132,000              -                    -                -         17,000(3)

Yacov Kaufman           1995              99,600         26,200                    -           20,000         15,000
Vice President          1996             108,000          5,900                    -                -         17,000
                        1997             108,000         10,000                    -                -         17,000(3)

David Weldler           1996             200,000              -                    -           10,000           -
Vice President          1997             200,000              -                    -                -           -


(1) Represents the fair market value of 100,000 shares of Common Stock awarded in a restricted stock award pursuant to the Company's 1994 Stock Incentive Plan, valued at the market price for the Common Stock on the date of the award. The shares vest over a three-year period commencing March 1997. Dividends, if and when declared by the Company, would be payable on vested shares; unvested shares are not eligible to receive dividends.

(2) Consists of (i) $105,000 in contributions to a non-qualified retirement fund,(ii) approximately $17,000 paid in lieu of vacation not taken in 1996, (iii) approximately $5,000 in life insurance premiums and (iv) director's fees of $4,000.

(3) Represents contributions to severance and pension funds. These contributions are made on substantially the same basis as those made on behalf of all Israeli employees.

         The following tables summarize (i) the options granted in 1997 to the executive officers named in the Summary Compensation Table above, (ii) the potential value of these options at the end of the option term assuming certain levels of appreciation of the Company's Common Stock, (iii) the number of shares acquired by the named executive officers upon the exercise of options in 1997 and the value realized thereon, and (iv) the number and value of all options held by such executive officers at the end of 1997.


                                             OPTION/SAR GRANTS IN 1997

                                                                                        Potential Realizable Value at
                                                                                        Assumed Annual Rates of
                                                                                        Stock Price Appreciation for
                                                  Individual Grants(1)                            Option Term(2)
                           ----------------------------------------------------------   -----------------------------
                           Number of
                           Securities       %  of Total         Exercise
                           Underlying       Options Granted     or Base
                           Options          to Employees in     Price      Expiration
Name                       Granted (#)      Fiscal Year (%)     ($/Share)  Date                 5% ($)     10% ($)
----                       -----------      ---------------     ---------  -----------          ------     -------

Yacov Kaufman              25,000(3)        80.6                5.25        7/31/02             36,262      80,129


(1) The Company granted no stock appreciation rights (SARs) in 1997.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% compounded annual appreciation rates prescribed by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future price appreciation, if any, of the Common Stock.

(3) These options become exercisable as to one-third in July of each year commencing July 1998.



                                        AGGREGATED OPTION EXERCISES IN 1997
                                      AND FISCAL YEAR END STOCK OPTION VALUES


                    Number of Shares                      Number of Securities
                    Acquired Upon      Value              Underlying Unexercised       Value of Unexercised
Name                Exercise(#)(1)     Realized($)        Options at Year End(#)       In-the-Money Options($) (2)
----                ----------------   -----------        ----------------------       ---------------------------
                                                          Exercisable   Unexercisable  Exercisable  Unexercisable
                                                          -----------   -------------  -----------  -------------
George Morgenstern           -                -               327,250         120,000      -              -
Samuel Fogel                 -                -               206,666          33,334      -              -
Yacov Kaufman                -                -                41,667               -      -              -
David Weldler                -                -                13,333           6,667      -              -


(1) No options were exercised by any of the named persons in 1997.

(2) Based on the closing price for the Common Stock on December 31, 1997 of $4.75.

Certain Related Party Transactions

         During 1996 and 1997, the Company made a loan to George Morgenstern, its Chairman, President and Chief Executive Officer. As of August 31, 1998, the balance of this loan, which bears interest at an annual rate of 7%, was approximately $650,000. The principal of, and interest on, such loan is payable in installments as follows: (i) 105 bi-weekly payments of $3,000 each, commencing on January 2, 1998, (ii) four annual payments of $72,000 each, commencing on December 31, 1998, and (iii) a final payment on December 31, 2001 in an amount equal to the then remaining outstanding balance of the loan plus accrued and unpaid interest.

         During 1997, the Company paid approximately $401,000 for legal services rendered and reimbursement of out-of-pocket expenses to Ehrenreich & Krause, a law firm in which Sheldon Krause, a director and Secretary of the Company, is a member. (Effective January 1998, such law firm is known as Ehrenreich Eilenberg Krause & Zivian LLP.) In addition, Tower paid approximately $153,000 for legal services rendered and reimbursement of out-of-pocket expenses to such firm in 1997. In 1998, the firm is continuing to provide legal services to both the Company and Tower on a comparable basis. Mr. Krause is the son-in-law of George Morgenstern, Chairman, President and Chief Executive Officer of the Company.

         During 1997, Shlomie Morgenstern, Director of Operations for the Company's Databit and International Data Operations subsidiaries, received compensation of approximately $98,000. Through August 31, 1998, Mr. Morgenstern received compensation of approximately $80,000 during 1998. Shlomie Morgenstern is a son of George Morgenstern, Chairman, President and Chief Executive Officer of the Company.

                  COMPENSATION REPORT OF THE BOARD OF DIRECTORS

         The goals of the Company's compensation policy are to (i) attract, retain and reward executives who contribute to the overall success of the Company by offering compensation that is competitive, (ii) motivate executives to achieve the Company's business objectives and (iii) align the interests of executives with the long-term interests of stockholders. The Board of Directors believes that there is necessarily an element of subjectivity in establishing compensation levels for the Company's executives and does not follow specific objective performance criteria when establishing such compensation levels.

         The Board believes that the use of stock options and other stock-based compensation generally to compensate executive officers encourages and rewards effective management that results in long-term corporate financial success, as measured by stock price appreciation. The Board further believes that such use aligns the interests of the Company's executives with those of the Company's stockholders. In 1997, the Stock Option Committee granted options to purchase stock of the company to one executive officer based on the Committee's subjective evaluation of the executive's past contributions to the Company and the executive's ability to influence the Company's long-term growth and profitability.

         Compensation decisions with respect to executive officers, other than the chief executive officer, have been based upon the recommendation of the chief executive officer (except for decisions relating to stock options, which are determined by the Stock Option Committee as described above). In 1997, such executives were paid pursuant to employment agreements previously entered into. In January 1997, the Board of Directors modified the employment agreement between the Company and Mr. Morgenstern (described under "Proposal 1--Election of Directors--Employment Arrangements"). The new agreement provides for an increased base salary of $420,000 per year. This modification represents an increase of

$87,500 over the base salary (including cost of living adjustments), that Mr. Morgenstern would have been entitled to under the prior agreement. In addition, the new agreement increased contributions to Mr. Morgenstern's non-qualified retirement fund from 20% of his base salary to 25% of his base salary. In approving the increased compensation, the Board considered the additional responsibilities, including increased overseas travel, that Mr. Morgenstern had assumed as Chairman of the Board of Tower Semiconductor Ltd. The Company receives a management fee of $360,000 per annum in connection with Mr. Morgenstern's service as Chairman and other management services provided by the Company to Tower. In addition, the Board considered the performance of Tower in 1996, including the declaration by Tower of a cash dividend, which resulted in the receipt by the Company of $4.9 million. In increasing the contribution to Mr. Morgenstern's nonqualified pension arrangements, the Board also took into account the fact that the Company had not funded any qualified retirement arrangements for Mr. Morgenstern.


                                                   BOARD OF DIRECTORS

                                                   George Morgenstern
                                                   Robert L. Kuhn
                                                   Harvey Eisenberger
                                                   Samuel Fogel
                                                   Sheldon Krause
                                                   Susan L. Malley
                                                   Maxwell M.  Rabb
                                                   Allen I.  Schiff

                          STOCK PRICE PERFORMANCE GRAPH

         The following stock price performance graph compares the cumulative total return of the Company's Common Stock, during the period February 10, 1992 (date of the Company's initial public offering) to December 31, 1997, to the cumulative total return during such period of (i) the Nasdaq Stock Market Index (United States and Foreign) and (ii) the Nasdaq Computer & Data Processing Stock Index.

                      COMPARISON OF CUMULATIVE TOTAL RETURN


                                              12/31/92      12/31/93      12/31/94      12/30/95      12/29/96     12/31/97
                                              --------      --------      --------      --------      --------     --------
DSSI                                               100       226.966        85.393       125.843       102.247       76.404
Nasdaq Computer & Data Processing
Stock Index                                        100       105.835       128.526       195.739       241.536      296.722
Nasdaq Stock Market Index                          100       115.762       112.280       157.691       193.093      236.216




      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). These persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of such forms received by it, or written representations from certain reporting persons, the Company believes that during 1997 all filing requirements applicable to its executive officers and directors were complied with.

                                STOCKHOLDER LIST

         Commencing on October 8, 1998, an alphabetical list of the names and addresses of the stockholders of record of the Company as of the Record Date will be available at the principal executive offices of the Company for inspection by any stockholder during normal business hours for any purpose germane to the Annual Meeting. The Company's principal executive offices are located at 200 Route 17, Mahwah, New Jersey 07430.

                   INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS

         Deloitte & Touche LLP served as the Company's independent certified public accountants and auditors for the year ended December 31, 1997 and has been selected to serve in that capacity for fiscal year 1998. A representative of Deloitte & Touche LLP has been invited to and is expected to be present at the Annual Meeting.

                STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

         Stockholders may present proposals for inclusion in the Company's 1999 proxy statement provided that (in addition to other applicable requirements) such proposals are received by the Company in writing at its principal executive offices no later than August 2, 1999.

                                  OTHER MATTERS

         The Board of Directors of the Company does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the accompanying Notice of Annual Meeting and described herein. If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board of Directors' recommendations.

                                  ANNUAL REPORT

         A copy of the Company's Annual Report, covering the fiscal year ended December 31, 1997, including audited financial statements is enclosed with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

                             ADDITIONAL INFORMATION

         The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to use of the mails, proxies may be solicited by personal interview, telephone, telex or facsimile. The Company will, upon request and in accordance with applicable regulation, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                       BY ORDER OF THE BOARD OF DIRECTORS,

                                       SHELDON KRAUSE
                                       Secretary

September 23, 1998
Mahwah, New Jersey

                        DATA SYSTEMS & SOFTWARE INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints George Morgenstern, Robert L. Kuhn and Sheldon Krause, and each of them, with full power of substitution, as proxies, to vote at the Annual Meeting of Stockholders of Data Systems & Software Inc. to be held at The Courtyard by Marriott, 140 Route 17 South, Mahwah, New Jersey, on Thursday, October 15, 1998, at 9:30 a.m., and any adjournments and postponements thereof, hereby revoking all proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse, and, in their discretion, upon such other matters as may properly be brought before the meeting. The proxy revokes all prior proxies given by the undersigned.

                        (To be Signed on Reserve Side)

                       Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                         DATA SYSTEMS & SOFTWARE INC.

                               October 15, 1998

             / Please Detach and Mail in the Envelope Provided /

/X/ Please mark your
    vote as in this
    example.

1. Election of    FOR      WITHHELD                                           2. Act upon such other matters as may come before
   Directors      / /        /  /      Nominees: George Morgenstern              the meeting
                                                 Robert L. Kuhn
For, except vote withheld from the               Samuel Fogel                 This proxy, when properly executed, will be voted
following nominee(s):                            Harvey Eisenberger           as directed herein by the undersigned stockholder.
                                                 Sheldon Krause               If no direction is indicated, the proxy will be
----------------------------------               Susan L. Malley              voted for the election of the directors indicated
                                                 Maxwell M. Rabb              and for approval of the proposals presented.
                                                 Allen I. Schiff

                                                                              PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                                                                              PROMPTLY USING THE ENCLOSED ENVELOPE.